VCIC                                   For additional information contact:
                                       G.S. Donovan (630) 789-4900
                                       K.K. Duttlinger (630) 789-4900

                     VISKASE COMPANIES, INC. ANNOUNCES
             EXPIRATION OF EXCHANGE OFFER AND FILING OF VOLUNTARY
                      PREPACKAGED BANKRUPTCY PETITION

WILLOWBROOK, ILLINOIS, November 13, 2002 - Viskase Companies, Inc. (the "Company") announced today that pursuant to the terms of the Restructuring Agreement between the Company and members of the ad hoc committee (the "Ad Hoc Committee") of holders of its 10 1/4% Senior Notes ("Senior Notes"), the Company has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court to seek confirmation of a prepackaged plan of reorganization (the "Plan") already approved by the required number of holders and principal amount outstanding of the Senior Notes. The Company had previously commenced an exchange offer relating to the Senior Notes which exchange offer expired at 5:00 p.m. on November 4, 2002. The exchange offer was conditioned on tender of all outstanding Senior Notes. The exchange offer was conducted simultaneously with a solicitation for approval of the Plan, which required the consent of a majority in number of the holders representing at least 66 2/3% in principal amount of the Senior Notes actually voting in the solicitation. $141,314,000 principal amount of Senior Notes were tendered in the exchange offer, representing 86.7% of the principal amount outstanding. In the solicitation, consents to the Plan were received from the holders of $112,101,000 principal amount of Senior Notes, representing 68.7% of the principal amount of Senior Notes outstanding, 91.4% of the principal amount of Senior Notes that voted in the solicitation and 91.4% of the number of holders of Senior Notes that voted in the solicitation voted to accept the Plan.

The Chapter 11 filing was for Viskase Companies, Inc. only. The Chapter 11 filing does not include any of the Company's domestic or foreign operating subsidiaries. Therefore, the Company's operating subsidiaries will continue to provide an uninterrupted supply of products and services to customers worldwide. Trade creditors and vendors will be totally unaffected and will continue to be paid in the ordinary course of business, and the operating subsidiaries' employees will be paid all wages, salaries and benefits on a timely basis. Under Chapter 11, the Company may operate its business in the ordinary course as a debtor in possession, subject to prior Bankruptcy Court approval of transactions outside the ordinary course and certain other matters.

The Company has asked the Bankruptcy Court for an expedited confirmation hearing in order to allow the Company to emerge from bankruptcy as soon as practicable. Although the Company expects to consummate the Plan already approved by the required number of holders and principal amount outstanding of the Senior Notes, it can provide no assurances that any restructuring will be completed on the terms indicated in the Plan, or at all.

Under the terms of the Plan, the Company's wholly owned operating subsidiary, Viskase Corporation, would be merged with and into the Company immediately prior to or upon consummation of the Plan with the Company being the surviving corporation. The outstanding Senior Notes would receive new 8% Senior Secured Notes ("New Notes") and shares of new common stock ("New Common Stock") to be issued by the Company on a basis of $367.96271 principal amount of New Notes (i.e., $60,000,000) and 3,170.612 shares of New Common Stock (i.e., 517,000,000 shares or 94% of the New Common Stock) for each one thousand dollar principal amount of Senior Notes. The existing shares of common stock of the Company would be canceled. Holders of the old common stock would receive warrants to purchase shares of New Common Stock equal to 2.7% of the Company's New Common Stock at an exercise price of $0.20 per share. Assuming all warrants are exercised, holders of the Senior Notes would receive approximately 91.5% of the New Common Stock and approximately 5.8% would be issued or reserved for issuance to the Company's management and employees.

The New Notes would bear interest at a rate of 8% per year, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of New Notes (pay-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of New Notes (pay-in-kind). Thereafter, interest will be payable in cash. The New Notes would mature on December 1, 2008.

The New Notes would be secured by a first lien in the assets of the Company, other than the assets subject to an equipment lease with General Electric Capital Corporation and certain real estate, post-merger. The New Notes would be subject to subordination of up to $25,000,000 for a secured working capital credit facility for the Company.

Upon completion of the proposed restructuring, the Board of Directors of the Company would be reconstituted to consist of five members, including the Company's Chief Executive Officer and four other persons designated by the Ad Hoc Committee.

The Ad Hoc Committee members, holding in the aggregate approximately 54% of the Senior Notes, have agreed to and have voted in favor of the Plan. The members of the Ad Hoc Committee have also agreed to take such other reasonable actions as necessary to consummate the proposed restructuring.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; the Company's ability to effectuate a restructuring of the Senior Notes and other effects of the restructuring on the Company; competitive pricing pressures for the Company's products; changes in other costs; opportunities that may be presented to and pursued by the Company; determinations by regulatory and governmental authorities; and the ability to achieve synergistic and other cost reductions and efficiencies.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and nylon casings used in the preparation and packaging of processed meat products.

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